UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No.     )

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Sanomedics International Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

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Sanomedics International Holdings, Inc.
444 Brickell Avenue
Suite 415
Miami, Florida 33131

(305) 433-7184

Dear Stockholders:

We are writing to advise you that Sanomedics International Holdings, Inc. intends to amend its Certificate of Incorporation, as amended, to effect a reverse stock split the outstanding shares of our common stock at a ratio of up to one for 15 (1:15), in a definitive amount and on a future date to be fixed by our Board of Directors, in their sole discretion.

This action was approved on October 30, 2013 by our Board of Directors. In addition, the holders of 51% of our outstanding voting securities, which represents a majority of our issued and outstanding voting securities, have approved these actions on October 30, 2013 by written consent in lieu of a special meeting of stockholders in accordance with the relevant sections of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying Information Statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This Information Statement is first mailed to you on or about November 12, 2013.

Please feel free to call me should you have any questions on the enclosed Information Statement. We thank you for your continued interest in our company.

For the Board of Directors of Sanomedics International Holdings, Inc.

November 12, 2013	By:	/s/ Keith Houlihan
Keith Houlihan, President

Sanomedics International Holdings, Inc.
444 Brickell Avenue
Suite 415
Miami, Florida 33131

(305) 433-7184

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT
OF MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of Sanomedics International Holdings, Inc. in connection with the written consent of the holders of a majority of our issued and outstanding voting securities granting our Board of Directors the authority to effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of up to one for 15 (1:15) at any time prior to October 30, 2014. If implemented, the reverse stock split will be effected through the filing of a Certificate of Amendment to our Certificate of Incorporation (the "Certificate of Amendment"). On October 30, 2013 our Board of Directors approved the reverse stock split. In addition, on October 30, 2013, our executive officers and directors, together with a former director and executive officer, who collectively own 51% of our outstanding voting securities, which is in excess of the required majority of our outstanding voting securities necessary for the adoption of this action, have executed a written consent approving the reverse stock split and the Certificate of Amendment. A copy of the form of Certificate of Amendment is attached as Appendix A to this Information Statement.

The elimination of the need for a special meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement is first being mailed on or about November 12, 2013 to stockholders of record, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Certificate of Amendment.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

OUR PRINCIPAL STOCKHOLDERS

At October 22, 2013, our issued and outstanding voting securities consisted of:

•	28,368,394 shares of our common stock, and
•	1,000 shares of our Series A preferred stock.

The holders of Series A preferred stock and common stock vote together as a single class on all matters submitted to a vote of our stockholders. Each share of common stock entitles the holder to one vote. The holders of our Series A preferred stock are entitled to the number of votes, collectively, which equals 51% of the total number of votes that may be cast at the time of such vote on all matters submitted to a vote of our stockholders. As such, the holders of our Series A preferred stock have voting control of our company. The following table contains information regarding record ownership of our voting securities as of October 22, 2013 held by:

•	persons who own beneficially more than 5% of the outstanding voting securities,
•	our directors,
•	named executive officers, and
•	all of our directors and officers as a group.

A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from October 22, 2013, upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from that date have been exercised. Unless otherwise indicated, the address of each of the listed beneficial owners identified is in care of 444 Brickell Avenue, Suite 415, Miami, Florida 33131.

	Amount and Nature of Beneficial Ownership
	Common Stock		Series A Preferred Stock
Name	# of Shares	% of Class	# of Shares	% of Class	% of Total Vote
William Lerner	0	-	-	-	-
Keith Houlihan (1)	8,221,390	23.6%	250	25%	12.75%
Gary J. O’Hara (2)	987,000	3.4%	-	-	≤1%
David C. Langle	0	-	-	-	-
All named executive officers and directors as a group (four persons) (1)(2)	9,208,390	25.8%	250	25%	12.75%
Craig Sizer (3)	9,717,170	25.5%	750	75%	38.25%

(1)           The number of shares of common stock owned by Mr. Houlihan includes:

•	1,406,679 shares issuable to Mr. Houlihan pursuant to a $703,339 promissory note , and
•	options to purchase 5,000,000 shares of our common stock which are exercisable at $0.05 per share until April 1, 2016.

Percentage of total vote includes voting rights attributable to 250 shares of Series A preferred stock.

(2)           The number of shares of common stock owned by Mr. O’Hara includes options to purchase 972,000 shares of our common stock at $0.50 per share until July 27, 2017 and March 6, 2020.

(3)           The number of shares of common stock owned by Mr. Sizer includes:

•	19,606 shares held of record by CLSS Holdings LLC, a limited liability company of which he is the sole member;
•	24,800 shares held in the name of his wife;
•
4,672,764 shares issuable to CLSS in the event it elects to convert its $2.4 million principal amount of the notes we issued to it for cash advances we received at a conversion price of $0.50 per share; and

•	options to purchase 5,000,000 shares of our common stock which are exercisable at $0.05 per share until April 1, 2016.

Percentage of total vote includes voting rights attributable to 750 shares of Series A preferred stock. Mr. Sizer’s address is 19501 W. Country Club Drive, Aventura, FL 33180.

THE REVERSE STOCK SPLIT

The Board of Directors has been granted the authority to effect a reverse stock split of our outstanding shares of our common stock at a ratio of up to one for 15 (1:15). The Board of Directors has the authority to fix the exact ratio of the reverse stock split and to implement the reverse stock split at any time before the close of business on October 30, 2014. If the Board of Directors decides to implement the reverse stock split, it will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

Our common stock is currently quoted on the OTC QB tier of the OTC Markets under the symbol "SIMH." On October 29, 2013 the last sale price of our common stock was $0.14 per share. Our Board of Directors believes that current low price of our common stock negatively impacts our credibility as a viable business enterprise. In addition, our Board of Directors believes that the relatively low per-share market price of our common stock impairs the acceptability of our common stock to potential acquisition candidates and certain members of the investing public, including institutional investors. For instance, many analysts will not, or are not permitted, to initiate coverage on any securities that trade below $5.00 and certain investors view low-priced stock as unattractive or, as a matter of policy, are precluded from purchasing low-priced securities. However, certain other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities.

Because brokerage commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase our common stock at its current price levels. For these reasons our Board of Directors has chosen to adopt and recommend the reverse stock split.

The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per share of our common stock after the reverse stock split may not rise or remain constant in proportion to the ratio of the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split. In addition, the split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The Board considered reducing the number of shares of authorized common stock in connection with the reverse stock split, but determined that the availability of additional shares may be beneficial to our company in the future for possible issuances. The availability of additional authorized shares will allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include effecting future acquisitions of other businesses through the issuance of shares of our common stock or securities convertible into shares of our common stock and for issuance in financing transactions. We cannot be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock in the future.

Notwithstanding that the holders of our Series A preferred stock have voting control over our company so long as those shares are outstanding, because the reverse stock split results in an increased number of authorized but unissued shares of our common stock it may be construed as having an anti-takeover effect. Although the reverse stock split is not being undertaken by the Board for this purpose, in the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. However, it is also possible that an indirect result of the anti-takeover effect of the reverse stock split could be that stockholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of our company. We are not aware of any party's interest in or efforts to engage in a hostile takeover attempt as of the date of this Information Statement.

Our Board obtained stockholder approval for split ratio of up to 1:15 rather than a fixed ratio in order to provide the Board with the flexibility to achieve the desired results of the reverse stock split. The Board has the authority to implement the reverse stock split only upon the Board’s determination that the reverse stock split would be in our best interests at that time. In determining whether to proceed with the reverse stock split and setting the exact ratio of the split, the Board of Directors will consider a number of factors, including market conditions, existing and expected trading prices of our common stock, our additional funding requirements and the number of authorized but unissued shares of our common stock.

If the Board decides to implement the reverse stock split, it would set the record date and effective date for the reverse stock split and select a specific ratio up to 1:15. No further action on the part of our stockholders is required to either implement or abandon the reverse stock split. If the Board determines to implement the reverse stock split, we will communicate to the public, prior to the effective date of the reverse stock split, additional details regarding the reverse stock split, including the specific ratio selected by the Board. If the Board does not implement the reverse stock split prior to the close of business on October 30, 2014, the authority granted to it to implement the reverse stock split will terminate. The Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that it is no longer in our best interests.

Our authorized common stock is 250,000,000 shares, par value $0.001 per share. The reverse stock split will affect all of the holders of our common stock uniformly. On the effective date of the Certificate of Amendment, each stockholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding shares as the stockholder held prior to the effective date of the Certificate of Amendment. Based upon 28,368,394 shares of our common stock outstanding at October 22, 2013, the following table reflects the approximate percentage decrease in the number of outstanding shares of common stock, the approximate number of shares that would be outstanding as a result of the reverse stock split and the approximate percentage those shares represents to our authorized common stock at various ratios:

Ratio of Reverse Stock Split	Approximate Percentage Decrease in Outstanding Common Shares	Approximate Outstanding Shares After Reverse Stock Split (1)	Approximate Percentage of Authorized Common Shares (1)

1 for 2	50.0%	14,184,197	5.7%
1 for 3	66.7%	9,456,132	3.8%
1 for 4	75.0%	7,092,099	2.8%
1 for 5	80.0%	5,673,679	2.3%
1 for 6	83.3%	4,728,066	1.9%
1 for 7	85.7%	4,052,628	1.6%
1 for 8	87.5%	3,546,049	1.4%
1 for 9	88.9%	3,152,044	1.3%
1 for 10	90.0%	2,836,839	1.1%
1 for 11	91.0%	2,578,945	1.0%
1 for 12	91.7%	2,364,033	≤1%
1 for 13	92.3%	2,182,185	≤1%
1 for 14	92.9%	2,026,314	≤1%
1 for 15	93.3%	1,891,227	≤1%

(1)            Excludes (i) 10,972 shares underlying outstanding options and warrants, and (ii) 8,959,441 shares underlying convertible debt.

If and when implemented, the reverse stock split will also have the following effects upon the number of shares of our common stock outstanding and the number of authorized and unissued shares of our common stock:

•	the number of authorized shares of common stock will not change
•
the number of authorized shares of our preferred stock, including our Series A preferred stock, will not change, and there will be no changes in the designations, rights and preferences of the Series A preferred stock;

•	no scrip or fractional shares will be issued as a result of the reverse stock split and any fractional shares which may be issuable will be rounded up to the nearest whole share,
•	the per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;
•	the par value of the common stock will remain $0.001 per share;
•
the stated capital on our balance sheet attributable to the common stock will be decreased up to 15 times its present amount, based upon the ultimate ratio of the reverse stock split, and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased;

•
all outstanding options, warrants and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, up to 15 times less than the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, based upon the final ratio of the reverse stock split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the reverse stock split; and

•	the number of shares of our common stock reserved for issuance under our 2010 Stock Option Plan will be reduced in the same ratio as the final ratio of the reverse stock split.

Certain Federal Income Tax Consequences

The reverse stock split should not result in any recognition of gain or loss. The holding period of the shares owned after the reverse stock split (the “New Shares”) will include the stockholder’s holding period for the corresponding shares of common stock (the “Old Shares”) owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Each stockholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the reverse stock split, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this Information Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Internal Revenue Code; (b) any such discussion has been included by us in furtherance of the forward stock split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

How the Certificate of Amendment Will be Enacted

The reverse stock split will be effected by the filing of the Certificate of Amendment with the Secretary of State of Delaware. The Certificate of Amendment will specify the effective date which will be no earlier than 20 days after this Information Statement was first mailed to our stockholders.

Because our common stock is currently quoted on the OTC Markets, the reverse stock split will also require processing by the Financial Industry Regulatory Authority, Inc. (FINRA) pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 in order for this action to be recognized in the market for trading purposes. We expect to receive FINRA’s clearance prior to the effective date of the reverse stock split. Our common stock will be quoted on the OTC Markets at the post-split price on the effective date.

Following the reverse stock split, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the reverse stock split, but this in no way will effect the validity of your current share certificates. After the effective date of the reverse stock split, each share certificate representing Old Shares will be deemed to represent such number of New Shares in proportion to the ratio of the reverse stock split. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Manhattan Transfer Registrar Co. We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a stockholder has held their existing pre-split shares will be included in the total holding period. We will bear the costs of the issuance of the additional stock certificates.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy and information statements with respect to two or more stockholders sharing the same address by delivering a single proxy or information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy and information materials, delivering a single proxy or information statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy or information statement, or if you currently receive multiple proxy or information statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Sanomedics International Holdings, Inc., Attention: Corporate Secretary, 444 Brickell Avenue, Suite 415, Miami, Florida 33131.

WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Corporate Secretary, 444 Brickell Avenue, Suite 415, Miami, Florida 33131.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

Sanomedics International Holdings, Inc.

Date: November 11, 2013	By:	/s/ Keith Houlihan
Keith Houlihan, President

APPENDIX A
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
SANOMEDICS INTERNATIONAL HOLDINGS, INC.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the President of Sanomedics International Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Section IV of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following :

1.4           Reverse Stock Split. On the date of effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock pursuant to which every ______ (__) issued and outstanding shares of the Corporation's Common Stock, par value $0.001 (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.001 (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

FURTHER RESOLVED:  That the effective date of this Certificate of Amendment shall be _____________, 2013.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated October 30, 2013 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation’s voting stock on October 30, 2013 in accordance with Section 228 of the Delaware General Corporation Law

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of _____________, 2013.

Sanomedics International Holdings, Inc.

By:	/s/ Keith Houlihan
Keith Houlihan, President